Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 15, 2021 relating the financial statements of Newcourt Acquisition Corp as of March 11, 2021 and for the period from February 25, 2021 (inception) through March 11, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ CITRIN COOPERMAN & COMPANY, LLP

Livingston, New Jersey

March 15, 2021